Rule 424(b)(3)
                                                              File No. 333-61869
                                7,056,669 Shares

                                 CONSYGEN, INC.

                                  Common Stock

             This Prospectus covers 7,056,669 shares (the "Shares") of Common Stock, par value .003 per share (the "Common Stock") of ConSyGen,Inc., a Texas corporation (the "Company" or "ConSyGen") offered for the account of certain security holders of the Company (the "Selling Security Holders").

             The Shares offered hereby consist of: (i) 4,565,217 shares of Common Stock, representing 150% of the number of shares estimated to be issued upon conversion of $3,500,000 principal amount of 6% Convertible Debentures Due May 29, 2003 (the "Convertible Debentures") based upon the number of such shares that would be issuable if the holders of the Convertible Debentures had converted the entire principal amount of such debentures on August 18, 1998;(ii) 324,625 shares of Common Stock issuable at the option of the Company in lieu of cash interest payable quarterly to the holders of the Convertible Debentures during the 2 year period ended August 31, 2000, based upon an assumed price for the Company's common stock of $1.4375 per share, the same price used in the calculation of the number of shares set forth in (i) above and upon the assumption that the Company elects to pay the entire amount of interest due during the period in shares of Common Stock; (iii) 115,000 shares of Common Stock issuable upon the exercise of Common Stock Purchase Warrants to purchase Common Stock at $4.8818 per share issued concurrently with the sale of the Convertible Debentures, of which Warrants to purchase 105,000 shares were issued to the holders of the Convertible Debentures and Warrants to purchase 10,000 shares were issued to finders; (iv) 100,000 shares of Common Stock issuable upon the exercise of Common Stock Purchase Warrants to purchase Common Stock at $5.00 per share issued to a consultant (the Warrants described in (iii) and (iv) are referred to in this Prospectus individually or collectively, as the context requires, as the "Warrants,"and shares of Common Stock issuable upon exercise of the Warrants are referred to as "Warrant Shares"); (v) 20,000 shares issued in exchange for certain services rendered to the Company; and (vi) 1,931,827 shares of Common Stock to be offered by certain stockholders of the Company. See "Selling Security Holders."

             The Shares being offered by the holders of the Convertible Debentures are being registered herein pursuant to the terms of a Registration Rights Agreement, as amended, which requires that the Company use its best efforts to file a registration statement with respect to such shares (including the related Warrant Shares) by August 19, 1998. The number of shares of Common Stock offered by the holders of the Convertible Debentures was determined in accordance with the terms of (i) the Registration Rights Agreement, which requires that the number of such shares designated in the registration statement to be offered by the holders of the Convertible Debentures be not less than 150% of the total number of shares of Common Stock that would be required to be issued to such holders if all such shares were issued the day before the filing of this registration statement, and
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(ii) the Convertible  Debentures,  which provide for a conversion price equal to the lesser of $4.8818 per share or 80% of the of the average closing bid price of the Company's common stock for the 5 day trading period immediately preceding the conversion date.

             Accordingly, solely for the purpose of setting forth in this registration statement a number of shares of Common Stock to be offered by the holders of the Convertible Debentures, the conversion date is fixed as August 18, 1998, and the conversion price is fixed at $1.15 per share, the average closing bid price of the Company's common stock for the 5 day trading period ended August 17, 1998. The actual conversion price and number of shares issuable upon conversion of the Convertible Debentures will depend upon the date or dates of such conversion, and upon the effect upon the conversion rights of certain restrictions contained in the Subscription Agreement relating to the sale of the Convertible Debentures, and could therefore be materially different from the price and number of shares set forth in this registration statement, depending on factors that cannot be predicted by the Company, including, among other things, the future market price of the Company's common stock (provided that the price per share cannot exceed $4.8818 and the number of shares of Common Stock into which the Convertible Debentures can be converted cannot be less than 716,948 shares). See "Selling Security Holders" and "Risk Factors- Limited Trading Market and Shares Eligible for Future Sale."

             All shares registered hereby are offered by the Selling Security Holders. The Shares may be offered by the Selling Security Holders, in their discretion, from time to time, in ordinary brokerage transactions (which may include block transactions) on the Nasdaq SmallCap Market or otherwise, in negotiated transactions, through a combination of such methods, or otherwise, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Security Holders may effect such transactions by selling the Shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation, as to a particular broker-dealer might be in excess of customary commissions). The Company will not receive any proceeds from the sale of the Shares by the Selling Security Holders. The Company has agreed to bear all expenses of registration of the Shares, but any selling and other expenses incurred by the Selling Security Holders will be borne by the Selling Security Holders.

             The Selling Security Holders and any broker-dealers, agents, or underwriters that participate with the Selling Security Holders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), and any commissions paid or any discounts or concessions allowed, and any profits received on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Selling Security Holders" and "Plan of Distribution."

             Notwithstanding   the  registration  of  the  Shares,  the  Selling
Security Holders have no obligation to sell any portion or all of the Shares.

             The Company's Common Stock, par value $.003 per share, is listed on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") and traded on the Nasdaq SmallCap Market under the symbol "CSGI." On August 17, 1998, the last reported sale price of the Common Stock on the Nasdaq SmallCap Market was $1.50 per share.

              THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                      SEE "RISK FACTORS" BEGINNING ON PAGE 6

                             ----------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
               OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                   THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

--------------------------------------------------------------------------------
           Price to Public    Underwriting Discounts and   Proceeds to Issuer or
                                  Commissions (1)              Other Persons
--------------------------------------------------------------------------------

Per Unit         $ 1.50 (2)               0                         0 (3)
Total       $10,584,004 (2)               0                         0 (3)
--------------------------------------------------------------------------------

(1)  None, to the Company's knowledge.

(2) Estimate assuming sales of all Shares at $ 1.50 per share, the closing bid price of the Company's common stock as reported on the Nasdaq SmallCap Market on August 17,1998. The actual price at which the Shares may be offered to the public may vary and could be substantially different from the amount shown. See "Selling Security Holders."

(3) The Company will receive none of the proceeds of sales of the Shares by the Selling Security Holders and, as such sales are to be made as and when determined in the discretion of the Selling Security Holders, no estimate of the proceeds to the Selling Security Holders is, or can be, provided. To the extent, if any, that the Warrants are exercised, the Company will receive the amount paid by the holders of the Warrants upon the exercise thereof; and to the extent that the holders of the Convertible Debentures exercise their conversion rights thereunder, or the Company exercises its election to pay shares of Common Stock in lieu of cash interest, the effect of such conversion or payment will be the discharge of indebtedness of the Company equal to the principal amount converted or to the cash interest paid in shares of Common Stock. See "Selling Security Holder," "Plan of Distribution," and "Use of Proceeds."


               The date of this Prospectus is September 29, 1998.


                  (Remainder of Page Intentionally left Blank)

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
             NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES OF COMMON STOCK OFFERED HEREBY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITAION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                TABLE OF CONTENTS
                                                                           Page
                                                                           ----
      AVAILABLE INFORMATION............................................      4
      INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS..................      5
      SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION...............      6
      RISK FACTORS.....................................................      6
      USE OF PROCEEDS..................................................     11
      THE COMPANY......................................................     11
      SELLING SECURITY HOLDERS.........................................     12
      PLAN OF DISTRIBUTION.............................................     17
      LEGAL MATTERS....................................................     18
      EXPERTS..........................................................     18

                          AVAILABLE INFORMATION

             The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Section can be obtained by calling the Commission at 1-800-SEC-0330. In addition, the Company is required to file electronic versions of these documents through the Commission's Electronic Data Gathering, Analysis and Retrieval system ("EDGAR"). The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

             The common stock of the Company is traded on the Nasdaq SmallCap Market, and reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

             The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments, supplements, exhibits and schedules thereto, the "Registration Statement") under the Securities Act with respect to the Shares of Common Stock offered hereby. This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission, to which portions reference is hereby made. For further information pertaining to the Company and the Shares, reference is made to the Registration Statement. Statements contained in this Prospectus or in any document incorporated by reference in this Prospectus as to the contents of any agreement or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such agreement or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of all or any portion of the Registration Statement, including all exhibits thereto, may be obtained at prescribed rates at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or may be examined without charge at such office or at the Regional offices of the Commission set forth above.

                 INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

             The following documents and materials previously filed by the Company with the Commission under the Exchange Act are hereby incorporated by reference into this Prospectus:

             (1) The Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1998, filed with the Commission on August 11, 1998;

             (2) The Company's report on Form 8-K relating to the change in the Company's independent auditors, filed with the Commission on September 24, 1998.

             (3) The description of the Company's common stock contained in the Company's registration statement on Form 8-A, as amended by amendment filed with the Commission on April 29, 1998.

             All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering to which this Prospectus relates shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such documents.

             Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or such Registration Statement.

             The Company will provide without charge to each person to whom this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all documents, or portions thereof, incorporated by reference into this Prospectus but not delivered with the Prospectus (not including exhibits, except for exhibits specifically incorporated by reference into such documents). All such requests should be directed to: ConSyGen, Inc. 125 South 52nd Street Tempe Arizona 85281; Attention: Raj K. Kapur, Telephone: (602) 394-9100.

                  (Remainder of Page Intentionally left Blank)

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

             Certain statements in this Prospectus and in the documents incorporated by reference herein constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. For this purpose, any statements contained herein or incorporated by reference herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions are intended to identify forward-looking statements. There are a number of important factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus, that could cause actual results to differ materially from those indicated by such forward-looking statements.

                                  RISK FACTORS

         An investment in the shares of Common Stock offered hereby involves a high degree of risk. In addition to the other information in this Prospectus, the following risk factors identify important factors that may cause the Company's actual results to differ materially from any results presented or implied by any forward-looking statements included in this prospectus, and should be considered carefully in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby.

         Technology/Market Acceptance. There can be no assurance that the Company's ConSyGen Conversion and ConSyGen 2000 tool sets will perform to market expectations, be well received, or generate substantial revenues, if any. The Company is not currently generating significant revenue from either its ConSyGen 2000 or ConSyGen Conversion toolset, or otherwise. To date, the Company has completed only 4 year 2000 conversions on a commercial basis with its ConSyGen 2000 toolset. Moreover, the Company has not completed a revenue generating migration project with its ConSyGen Conversion toolset since 1995. There can be no assurance that the Company's ConSyGen Conversion toolset will enable the Company to successfully perform migration projects on a commercial basis. Failure of the Company's ConSyGen 2000 or ConSyGen Conversion toolsets to enable year 2000 conversions and migrations on a commercial basis will have a material adverse effect on the price of the Company's common stock and on the Company's business, financial condition, results of operation, and prospects. There can be no assurance that the Company will be able to compete effectively in the market for its services. Market acceptance of the Company's services will depend upon the ability of the Company to demonstrate the advantages of its toolsets over competing technologies.

         Accumulated Deficit; Net Losses. The Company has not been profitable and, as at May 31, 1998, the close of its most recent fiscal year, had net operating losses of approximately $3,079,000 and an accumulated deficit of approximately $21,949,000. The Company's long-term ability to continue as a going concern is dependent upon the achievement of profitability and upon obtaining adequate long-term financing. The Company has not yet generated significant revenue from either its ConSyGen 2000 or ConSyGen Conversion toolset, or otherwise, and there can be no assurance that the Company will be able to generate significant revenue from services related to either its ConSyGen 2000 or ConSyGen Conversion toolset. Nor can there be any assurance that the Company will be able to obtain adequate long term financing. See "Risk Factors - Future Capital Needs." The failure of the Company to generate significant revenue from its conversion services or to obtain adequate long term financing will have a material adverse effect on the Company's ability to continue as a going concern.

         Dependence on Year 2000 Market. Although the Company has yet to generate any significant revenue from providing year 2000 services, the Company currently devotes substantially all of its resources and efforts to marketing its ConSyGen 2000 toolset that addresses the year 2000 problem. Although the Company believes that the market for products and services relating to the year 2000 problem will grow as the year 2000 approaches and that such market will continue to exist for a limited time beyond the year 2000, eventually the demand for year 2000 products and services will disappear. Moreover, there can be no assurance that the market will develop to the extent anticipated by the Company. Other organizations may attempt to resolve the problem internally rather than contract with an outside firm such as the Company. The eventual development of a significant market for year 2000 products and services is therefore uncertain and unpredictable. If the market for year 2000 products and services fails to develop to the extent anticipated by the Company, or the Company fails to attract substantial business, the Company's financial condition and results of operations would be materially adversely affected, and its ability to continue as a going concern could depend upon its ability to develop additional products and services. See "Need to Develop Additional Products and Services."

         Need to Develop Additional Products and Services. The Company is not currently generating any significant revenue from its ConSyGen Conversion toolset, the toolset it uses to migrate software applications from mainframe environments to open systems. There can be no assurance that the Company will be able to develop and market its ConSyGen Conversion toolset or to diversify and develop additional products and services to enable the Company to generate business from non-Year 2000 related services. The failure of the Company to develop and market its ConSyGen Conversion toolset or to generate other business unrelated to the year 2000 market will have a material adverse effect on the Company's business, financial condition and results of operations. The likelihood of the Company's success must also be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the development of new technologies, such as competition, market acceptance, the need to develop customer support capabilities and market expertise, and setbacks in product development.

         Future Capital Needs. The Company's future capital requirements will depend on many factors, including the Company's ability to generate cash flow from operations, if any, continued progress in its research and development programs, the development of superior technologies by the Company's competitors, and the Company's ability to market its services successfully. See "Risk Factors
- "Technology/Market Acceptance," Accumulated Deficit; Net Losses," and "Need to Develop Additional Products and Services." The Company may need to raise additional funds in the future through equity and/or debt financings. Any such financings may result in dilution to the Company's then existing stockholders, and any financing, if available at all, may not be on terms favorable to the Company. There can be no assurance that the Company will be able to obtain needed financing or that the terms of such financing will be favorable to the Company. If adequate funds are not available, there would be a material adverse effect on the Company's ability to continue as a going concern.

         Reliance on New Key Personnel/Need for Additional Personnel. In July 1998, the Company made major changes in key personnel. Thomas S. Dreaper was hired as president and chief executive officer, replacing Ronald I. Bishop. In addition, Robert O. Andersen, Jr. was hired as executive vice president, sales and marketing. The Company also relies heavily, at present, on Robert L. Stewart, chairman of the board of directors, and James Vales, executive vice president, operations. The success of the Company will depend upon the ability of the new key personnel to generate the revenues necessary to continue its operations. The Company does not have an employment agreement with any of such officers that commits them to remain in the employ of the Company for any specified period of time, nor does the Company currently hold key man life insurance policies on any of such persons. While the Company will hire and train others to assist them, should any of such officers become unable to serve or leave the Company in the near future, such an event would have a material adverse effect on the Company. The ability of the Company to generate revenues in the future will depend in part on its success in adding and managing a significant number of management, research and product development, operations, marketing, sales and sales support personnel. Due to the level of technical and marketing expertise necessary to support and market the Company's service offerings, the Company must attract and retain highly qualified and well trained personnel. There are a limited number of persons with the requisite skills to serve in these positions and it may become increasingly difficult for the Company to hire and retain such personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to attract and retain such personnel.

         Competition. The Company's business is extremely competitive. Many of the Company's competitors have greater market recognition and greater financial, technical, marketing and human resources than the Company. There can be no assurance that the Company will be able to compete successfully against existing companies or new entrants to the marketplace. Furthermore, the development by competitors of new or improved products and technologies may render the Company's services or proposed services obsolete or less competitive, which could have a material adverse effect on the Company.

         Competitive Market for Technical Personnel. The future success of the Company will depend to a significant extent on its ability to attract, train and motivate skilled software engineers and other software professionals with the skills to keep pace with continuing changes in software evolution, industry standards and technologies, and client preferences. The Company believes that there is a shortage of, and significant competition for, such personnel. There can be no assurance that the Company will be successful in hiring such personnel as and when needed by the Company.

         Technological Obsolescence. The market in which the Company operates is characterized by extensive research and development and rapid technological change, resulting in relatively short life cycles for the Company's service offerings. Development by others of new or improved products, processes or technologies may make the Company's services or proposed services or products obsolete or less competitive. The Company will be required to devote substantial efforts and financial resources to enhance its existing services and to develop new services or products.

         Potential Contract Liability. Conversion services as complex as those offered by the Company, especially solutions addressing the year 2000 problem, involve key aspects of its clients' computer systems. A failure in a client's system could result in a claim for substantial damages against the Company, regardless of the Company's responsibility for such failure. The Company attempts to limit contractually its liability for damages resulting from negligent acts, errors, mistakes or omissions in providing its products and services. However, there can be no assurance that the limitations of liability set forth in its contracts would be enforceable or would otherwise protect the Company in the event of such a claim. The Company does not currently have insurance to cover potential liabilities resulting from such claims. The Company has in the past encountered difficulties while performing its conversion services, and there can be no assurance that the Company will not encounter such difficulties in the future. The successful assertion of such a claim or claims against the Company could have a material effect upon the Company's business, financial condition, results of operations, and reputation, and regardless of outcome, result in substantial cost to the Company and divert management's attention from the Company's operations.

         Software Errors or Bugs. The Company's software products and tools are highly complex and sophisticated and could from time to time contain design defects or software errors that could be difficult to detect and correct. Errors, bugs or viruses may result in loss of or delay in market acceptance, failure in a client's system, or loss or corruption of client data. Although the Company has not experienced material adverse effects resulting from any software defects or errors, to date, the Company has had only limited commercial business exposure with its products, and there can be no assurance that errors will not be found in the Company's current or future products, which errors could have a material adverse effect upon the Company's business, financial condition and results of operations.

         Year 2000. The Company's review of its own operating systems does not indicate any Year 2000 problems. There can be no assurance that the Year 2000 issue can be resolved by third parties such as banks, electric, water and phone utility companies prior to the upcoming change in century. Although the Company may incur costs resulting from increased charges by such third party service providers resulting from the impact of Year 2000 issues and related corrective efforts, the liklihood or amount of such costs is too speculative to estimate at this time.

         Intellectual Property. The Company's ability to compete effectively depends in part on its ability to protect its proprietary rights in its software, technology and other proprietary information ("Intellectual Property Rights"). The Company relies primarily upon confidentiality procedures, trade secrets and trademark and trade name laws to protect its Intellectual Property Rights. The Company generally enters into confidentiality agreements with its customers, key employees and marketing partners, and generally attempts to control access to its technology, software and other proprietary information. Despite these precautions, it may be possible for competitors, customers or other unauthorized third parties to copy all or portions of the Company's products, reverse engineer, obtain and use information that the Company regards as proprietary, or design around the Company's proprietary rights. Although the Company intends to defend its Intellectual Property, there can be no assurance that the steps taken by the Company to protect against its misappropriation will be adequate, or that the Company's competitors will not independently develop technologies that are substantially similar, equivalent or superior to those developed or planned by the Company.

         The Company has filed a patent application covering its year 2000 (ConSyGen 2000) conversion toolset. However, there can be no assurance that such application will result in the issue of any patent, or that if issued, such patent will provide substantial protection for the Company. In addition, the Company understands that certain of its competitors have announced the filing of patent applications relating to fixing the year 2000 problem. Although the Company believes that its software does not infringe on the proprietary rights of others and has not received any written notice of claimed infringement, because of the rapid technological development of the computer industry, certain of the Company's technologies could infringe on existing proprietary rights of third parties, and the Company believes that such risk may be increased if and to the extent that competitors of the Company are successful in obtaining such patents or as new and overlapping processes and methodologies used in services of the character performed by the Company become more pervasive. If any such infringement claim is asserted against the Company, there can be no assurance that the assertion of such claims will not result in litigation, or that that the Company would prevail in such litigation or be able to obtain a license for the use of any infringed intellectual property on commercially reasonable terms, if at all. Alternatively, in such event, the Company might be required to modify the alleged infringing technology, and there can be no assurance that the Company would be able to do so in a timely manner, upon acceptable terms and conditions or at all. Furthermore, any infringement claim or litigation, whether by or against the Company, and regardless of outcome, could involve substantial cost to the Company and divert management's attention from the Company's operations. For the foregoing reasons, any infringement claim by or against the Company could have a material adverse effect upon the Company's business, financial condition and results of operations.

         Controlling Shareholder. Robert L. Stewart, the chairman of the board of directors of the Company, currently owns, beneficially, 7,437,000 shares of the Common Stock of the Company, or approximately 48.3% of the total number of shares of the Company's Common Stock presently outstanding. As a result of his share ownership and position as chairman of the Company's board of directors, Mr. Stewart may be deemed to be a controlling person of the Company and may have the ability, as a practical matter, to elect the Company's directors and to determine the outcome of corporate actions requiring shareholder approval, irrespective of how other shareholders may vote. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Selling Security Holders."

         No Anticipated Dividends. The Company has not paid any cash dividends on its capital stock since its inception and does not intend to pay any dividends in the foreseeable future. Although the Company has not had any earnings to date, the Company intends to retain any future earnings for use in its business operations.

             Limited Trading Market; Nasdaq Listing. There is currently a limited public market for the Common Stock of the Company. Effective April 9, 1998, the Company's common stock qualified for trading on the Nasdaq SmallCap Market. Previously, it had been quoted on the over-the-counter Bulletin Board. However, there can be no assurance that the Company's Common Stock will remain qualified under the Nasdaq rules for trading on the Nasdaq SmallCap Market. Under the rules currently in effect, the Company's qualification is subject to revocation if the minimum bid price for the Company's common stock as quoted on the Nasdaq SmallCap Market drops to less than $1.00 per share for a consecutive period of 30 days or more and fails to reach such $1.00 level for a consecutive period of at least 10 days within the 90 day period after it has received notice from Nasdaq of the minimum price qualification deficiency, and unless tangible net assets exceed a total of $2,000,000. Although the minimum bid price and net tangible asset criteria for qualification of the Company's common stock for trading on the Nasdaq SmallCap Market have been met by the Company to date, there can be no assurance that such criteria will continue to be met in the future. As at August 17, 1998, the closing bid price of the Company's common stock as quoted on the Nasdaq SmallCap Market was $1.50 per share. See also the Financial Statements of the Company included in the Company's Annual Report on Form 10K for the fiscal year ended May 31, 1998 incorporated by reference herein (See "Incorporation by Reference of Certain Documents"). In light of the limited trading market for the Company's common stock, the sale of a small number of shares could cause the quoted price of the common stock to drop dramatically. Due to the volatility of the market price of the Company's common stock, an investor may not be able to dispose of the common stock without losing all or a substantial portion of its investment. See "Risk Factors - Shares Eligible for Future Sale."

         Effect of Delisting from Nasdaq. Should the Company's common stock fail to meet the criteria for continued listing on Nasdaq, trading in the Company's common stock would have to be conducted on the non-Nasdaq over-the-counter market. In such event, an investor could find it more difficult to trade in or obtain accurate quotations as to the market price of the Company's common stock. In addition, non-Nasdaq equity securities trading under $5.00 per share which fail to meet certain minimum net tangible asset or average revenue criteria are subject to the requirements of the rules relating to "Penny Stocks" under
Section 15(g) of the Exchange Act, which impose additional disclosure requirements upon broker dealers in connection with any trades involving such stock. Such securities may also become subject to Rule 15g-9 under the Exchange Act, which imposes certain sales practice requirements upon broker-dealers involving the suitability of customers to buy the stock. The additional burdens imposed upon broker-dealers should the Company's common stock become subject to such requirements could discourage them from effecting transactions in the Company's common stock and/or affect their ability to effect such transactions. In such event, the market liquidity of the Company's common stock could be materially adversely affected.

         Potential Application of Certain Terms of Convertible Debentures. The Convertible Debentures are convertible into Common Stock at a price equal to the lesser of $4.8818 per share or 80% of the average closing bid price of the Company's common stock for the 5 day trading period immediately preceding the conversion date. Under the terms of the Convertible Debenture Subscription Agreement, if the total number of shares issuable upon conversion of the Debentures, plus the shares issuable pursuant to the Warrants, including the warrants issued to finders (an aggregate of 115,000 Warrant Shares), exceeds 3,051,929 shares or (19.9% of the 15,336,328 shares of common stock of the Company outstanding at May 29, 1998, the closing date of the sale of the Convertible Debentures), then the Company is required immediately to call a stockholders meeting for the purpose of approving below market issuances of Common Stock upon conversion of the Debentures in excess of 2,936,929 shares ( 3,051,929 shares less the 115,000 Warrant Shares). If such proposal is not ratified, the Company is required to apply for a waiver from Nasdaq to permit such issuances; and if the Company is unable to obtain a waiver within 20 days of its application, the Company is required, at its option, either to (i) delist the Company's common stock from the Nasdaq SmallCap market and include it for quotation on the over-the-counter Bulletin Board or (ii) pay to the Holders of the Convertible Debentures, in cash, the "Economic Benefit" of that number of shares exceeding 2,936,929 shares that would have been issuable upon conversion of the Debentures in the absence of the foregoing restrictions (the "Excess Shares"). The "Economic Benefit" is defined in the Subscription Agreement as an amount equal to the number of Excess Shares multiplied by the average closing bid price of the Company's common stock for the 5 trading days preceding the 10th trading day after the above-mentioned stockholders meeting, and is required to be paid within 30 day after such 10th trading day.

          The effect of the foregoing provisions is that if, at the end of any 5 day trading period, the average closing bid price of the Company's common stock for such period is lower than $1.4897 per share, the number of shares issuable upon conversion of the Debentures will exceed 2,936,929 shares. The average closing bid price of the Company's common stock for the 5 day trading period ending on August 17, 1998 was 1.4375. Based upon such price, the number of shares of Common Stock issuable upon conversion of the Convertible Debentures is 3,043,478 shares, or 106,549 Excess Shares. The Company has not yet called for a stockholders meeting as required by the terms of the Convertible Debentures and is unable to predict at this time the consequences that may result from the application of the provisions of the Convertible Debentures relating to Excess Shares.

         Shares Eligible for Future Sale. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of the Common Stock. Upon completion of this offering, and assuming (i) the conversion of the Convertible Debentures into the maximum number of shares into which they are convertible (based upon the assumption herein that such debentures are converted in full on August 18, 1998),

(ii) the issuance of the maximum number of shares payable as interest on the Convertible Debentures, and (iii) the exercise of the Warrants for the maximum number of shares listed herein as offered by the holders of such warrants, the Company will have approximately 18,925,167 shares of common stock outstanding. Of those shares, approximately 10,667,915 shares will be freely tradable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), and approximately 8,110,585 shares will be eligible for sale in the public market upon completion of this Offering or thereafter without registration, subject to certain volume and other limitations, pursuant to Rule 144 under the Securities Act. The balance of 146,667 shares have been issued for future services, and the Company is obligated to register such shares if and when such services are performed. In addition, there are currently outstanding warrants to purchase 300,000 shares of Common Stock which are not included in the Offering herein, all of which warrants are currently exercisable, and currently outstanding options to purchase 3,518,664 shares of Common Stock, of which 1,451,000 are currently exercisable. In April 1998 the Company filed a registration statement on Form S-8 registering 3,500,000 shares issuable pursuant to its Non-Qualified Stock Option Plans. The sale in the public market of any portion of such shares of Common Stock of the Company issued pursuant to the exercise of conversion, warrant or option rights, or the sale in the public market of restricted common stock of the Company pursuant to Rule 144 may have a material adverse effect on the market price of the Company's common stock. See "Risk Factors - Limited Trading Market." The sale of such shares may also have a material adverse effect on the Company's ability to raise needed capital.

                                 USE OF PROCEEDS

Of the  estimated  7,056,669  shares  of Common  Stock  offered  by the  Selling
Security Holders, (i) an estimated 5,004,842 shares are being offered by the holders of the Convertible Debentures upon conversion of $3,500,000 in principal amount of such debentures (including Warrant Shares issuable upon exercise of Warrants issued to them and to finders in connection with the sale of such debentures), (ii) a maximum of 100,000 shares are being offered by the holders of Warrants (other than the Warrant holders described in (i) above) upon exercise of such Warrants, and (iii) the balance of 1,951,827 shares are being offered by certain selling stockholders. See "Selling Security Holders." The Company will receive no proceeds from the sale of the Common Stock offered hereby by the Selling Security Holders. The effect upon the Company of the conversion of the Convertible Debentures will be the discharge of long term debt in the amount of $3,500,000 (assuming that the Convertible Debentures are converted in full into common stock of the Company); the effect upon the Company of the payment of shares of Common Stock in lieu of cash interest will be the discharge of accrued interest obligations in the aggregate amount of $420,000 (assuming that the Company elects to pay such interest in full in shares of Common Stock of the Company for the 2 year period ended August 31, 2000); and the Company will receive a maximum of $1,061,407 from the Warrant holders described in (i) and (ii) above (assuming that such Warrants are exercised to purchase the maximum number of shares purchasable upon the exercise thereof). The proceeds received by the Company upon the exercise of the Warrants will be used for working capital.
                                   THE COMPANY

             The following summary information about the Company should be read in conjunction with the more detailed information contained in Part I, Item 1 of the Company's Annual Report on Form 10-K for the year May 31, 1998 incorporated herein by reference (See "Incorporation by Reference of Certain Documents").

             ConSyGen, Inc., a Texas corporation ("ConSyGen-Texas'), was incorporated on September 28, 1988 as C-Square Ventures, Inc. ConSyGen-Texas was formed for the purpose of obtaining capital in order to take advantage of domestic and foreign business opportunities which might have profit potential. On March 16, 1989, ConSyGen-Texas (then C Square Ventures, Inc.) completed an initial public offering. On September 5, 1996, ConSyGen-Arizona became a wholly-owned subsidiary of ConSyGen-Texas in a transaction treated as a reverse acquisition (purchase), with ConSyGen-Arizona as the acquiring and ConSyGen-Texas as the acquired company. ConSyGen-Texas and ConSyGen-Arizona are herein collectively referred to as the "Company."

             The  Company's   business   consists  solely  of  the  business  of
ConSyGen-Arizona.

             In 1991,  in response to growing  business  demand for migration of older software applications from mainframe computers to open systems, ConSyGen-Arizona commenced development of a fully-automated capability to allow clients to move software applications from mainframes to open systems, while simultaneously performing migration to alternative databases and providing replacement of existing languages (primarily, COBOL). This process, also known as "down-sizing" or "re-hosting," was designed to move application software from expensive, inflexible, proprietary mainframe computers to newly-available, lower-cost open-system computers, thereby opening up more effective environments, while substantially reducing operating costs. After significant research and development, an automated software conversion toolset - ConSyGen ConversionSM - was completed.

             Full automation of this otherwise-manual process eliminates most of the manual conversion tasks, thereby reducing effort, time and expense, while improving accuracy and reducing testing requirements.

             In early 1996, ConSyGen-Arizona began to expand the existing conversion capability to deal specifically with the Year 2000 problem; that is the inability of a software application to recognize the Year 2000. ConSyGen-Arizona's objective was to develop a fully automated process for the identification and correction of date occurrences in software applications. Prior to the fiscal year ended May 31, 1998, the Company's Year 2000 toolset, which provides automated date conversions, had been utilized only in pilot (non-revenue generating) projects. During the fiscal year ended May 31, 1998, although still under development, the Company's ConSyGen 2000SM toolset has been used to complete several revenue generating Year 2000 conversion projects. Automation of the process by which software is made compliant for the Year 2000 and beyond, as compared with a manual process, offers the benefits of speed, accuracy, reduced staffing, time and cost; and higher confidence in the delivered result. Client staff involvement is reduced to project-related tasks (such as test planning), and to confirmation of some date origins and cross-references in the software.

             Although the Company completed several revenue generating Year 2000 conversion projects during the fiscal year ended May 31, 1998, it has not completed a revenue generating migration project since 1995. During the past 2 years, substantially all of the Company's sales efforts have been devoted to the marketing and provision of services related to its ConSyGen 2000 toolset, while the focus on the ConSyGen Conversion toolset has been on further development, with the objective of extending its coverage to include new hardware environments. Such further development and extension of the Conversion toolset is necessary, as the toolset was limited in application to Honeywell/BULL systems.

             Marketing of the Company's products is performed by ConSyGen directly, through selected teaming partners, and through a sales representative program. Although the Company is actively marketing its ConSyGen 2000 and ConSyGen Conversion toolsets, the Company, to date, has not generated any significant revenue from either its ConSyGen 2000 toolset or its ConSyGen Conversion toolset, or otherwise.

                            SELLING SECURITY HOLDERS

             The following table sets forth, as of August 10, 1998, information regarding the beneficial ownership of shares of Common Stock by the Selling Security Holders, and the number of shares offered herein by such Selling
Security Holders. Reference is made to the footnotes to the table for a description of any position, office or other material relationship known to the Company (based upon information furnished by the Selling Security Holders) that any Selling Security Holder has had with the Company or any of its predecessors or affiliates (persons controlling, controlled by, or under common control with, the Company) within the past 3 years.

                              Beneficial Ownership                          Beneficial Ownership
                             Prior to Offering (1)                           After Offering (5)
                             ---------------------                           ------------------
     Name and Address               Number          Number of Shares     Number         Percentage
   of Beneficial Owner*           of Shares           Being Offered     of Shares       Ownership
   --------------------           ---------           -------------     ---------       ---------

Dominion Capital Fund, Ltd.     765,565 (2)(3)       3,210,866 (3)(4)

Canadian Advantage
  Limited Partnership           209,781 (2)(3)         356,493 (3)(4)

Sovereign Partners Limited
  Parnership                    765,565 (2)(3)       1,427,483 (3)(4)

  A.B. Phoenix, Inc.              1,666 (6)              5,000 (6)(7)

Ganesh Asset Management           1,666 (6)              5,000 (6)(7)

Irvington International (8)     100,000                100,000

Martin E. Janis & Company,
Inc. (9)                         30,000                 20,000

Robert L. Stewart (10)        7,437,000                871,390
c/o ConSyGen, Inc.
125 S. 52nd Street
Tempe, AZ 85044

Leslie Stewart (11)              66,552                  1,302

Ming Sum Yeung (12)             190,000                190,000

Wor Foon Yeung (13)             170,000                170,000

Shu Kin Yeung (14)               40,000                 40,000

Yuen Chi Kan (15)               120,000                120,000

Joseph and frank Ciolli          46,000                 16,000

Kevin C. Baer                   183,400                  2,000

Robert H. and Delores            15,000                 15,000
  M. Goldsmith

Amertech International           11,000                 11,000
Corp.

Irvington International
Limited (16)                     23,600                  3,600

Michael Block (17)                9,000                  3,300

                         Beneficial Ownership                       Beneficial Ownership
                        Prior to Offering (1)                        After Offering (5)
                        ---------------------                       ------------------
                               Number          Number of Shares     Number         Percentage
           Name              of Shares           Being Offered     of Shares       Ownership
           ----              ---------           -------------     ---------       ---------


GFS, Inc. (18)                 18,900              18,900

COFEP, S.A.                    10,000              10,000

Rabobank (Switzerland)        152,000             152,000

Dominick company AG            28,500              28,500

Pat Finance AG                 63,000              63,000

Cedar Globe Hedge Fund          5,000               5,000

Remaco Invest AG              200,000             200,000

Tom Warner                     26,381               6,381

Harvey Dietrich                 4,454               4,454

--------------

*    Address provided for beneficial owners of more than 5% of the Common Stock.

(1) The number of shares beneficially owned is based upon information provided by the Selling Security Holders and determined under rules promulgated by the Securities and Exchange Commission, and is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the Selling Security Holder has sole or shared voting power or investment power or has the right to acquire within 60 days of August 10, 1998 through the exercise of any stock option, warrant or other right (including conversion rights).

(2) The Subscription Agreement relating to the sale of the Company's 6% Convertible Debentures prohibits the conversion of any portion of a debenture which would result in the holder being deemed the beneficial owner of 4.99% or more of the issued and outstanding common stock of the Company. Accordingly, the shares of Common Stock shown as beneficially owned by each holder of the Convertible Debentures represents the maximum number of such shares which, together with the Warrant Shares allocable to such holder (see the next sentence), is less than the 4.99 limit, determined at August 18, 1998, as provided in the Subscription Agreement (the Convertible Debentures are convertible in full, subject to such restriction, by September 25, 1998). Also included are 35,000 out of a total of 105,000 shares of Common Stock issuable upon the exercise of Common Stock Purchase Warrants to purchase Common Stock at $4.8818 per share issued to the holders of the Convertible Debentures concurrently with the sale of the Convertible Debentures (Warrants covering the balance of 70,000 shares are not exercisable within 60 days of August 10, 1998). The Company has been advised by the holders of the Convertible Debentures that they are not acting in concert and interpret the foregoing ownership restriction as applicable to each holder of the Convertible Debentures individually. Based upon the information furnished to the Company by the holders of the Convertible Debentures such holders have no relationship to the Company except as investors.

(3) The terms of the Convertible Debentures provide for a conversion price equal to the lesser of $4.8818 per share or 80% of the average closing bid price of the Company's common stock for the 5 day trading period immediately preceding the conversion date; and provide that the price of the Company's common stock for purposes of calculating interest paid in shares of such common stock is to be 90% of the average closing bid price of such stock during the 5 day period immediately preceding the interest payment date. Solely for the purpose of setting forth in this Prospectus a number of shares of Common Stock beneficially owned and to be offered by the holders of the Convertible Debentures, the conversion date is fixed as August 18, 1998, and the conversion price is fixed at $1.15 per share, 80% of $1.4375, the average closing bid price of the Company's common stock for the 5 day trading period ended August 17, 1998. The actual conversion price and number of shares issuable upon conversion of the Convertible Debentures will depend upon the date or dates of such conversion, and upon the effect upon the conversion rights of certain restrictions contained in the Subscription Agreement relating to the sale of the Convertible Debentures, and could therefore be materially different from the price and number of shares set forth above, depending on factors that cannot be predicted by the Company, including, among other things, the future market price of the Company's common stock (provided that the price per share cannot exceed $4.8818 and the number of shares of Common Stock into which the Convertible Debentures can be converted cannot be less than 716,948 shares). See footnote (2) above and "Risk Factors-Limited Trading Market; Nasdaq Listing; Effect of Delisting from Nasdaq; Potential Application of Certain Terms of Convertible Debentures; and Shares Eligible for Future Sale."

(4) Includes the allocated portion of (i) an aggregate of 4,565,217 shares, constituting 150% of the total number of shares of Common Stock estimated to be issued upon conversion of the Company's 6% Convertible Debentures, based upon the number of such shares that would be issuable if the holders of the Convertible Debentures had converted the entire principal amount of such debentures on August 18, 1998 (see footnote (3) above); (ii) an aggregate of 324,625 shares of Common Stock issuable at the option of the Company in lieu of cash interest payable quarterly to the holders of the Convertible Debentures during the 2 year period ended August 31, 2000, based
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
     upon an assumed price for the Company's common stock of $1.4375 per share, the same price used in the calculation of the number of shares set forth in
     (i) above and upon the assumption that the Company elects to pay the entire amount of interest due during the period in shares of Common Stock; and
     (iii) an aggregate of 105,000 shares of Common Stock issuable upon the exercise of Common Stock Purchase Warrants to purchase Common Stock at $4.8818 per share issued concurrently with the sale of the Convertible Debentures. The Registration Rights Agreement executed in conjunction with the sale of the Convertible Debentures, as amended, requires, among other matters, that the number of such shares designated in the registration statement of which this Prospectus is a part to be offered by the holders of the Convertible Debentures be not less than 150% of the total number of shares of Common Stock that would be required to be issued to such holders if all such shares were issued the day before the filing of the registration statement.

(5) Because the decision of whether or how many shares offered by each Selling Security holder pursuant to this Prospectus are to be sold is in the sole discretion of such Selling Security Holder, no estimate can be given as of the date of this Prospectus as to the number of such shares that will be sold or of the number or percentage of shares of common stock of the Company that will be beneficially owned by such Selling Security Holders after completion of this offering. See "Plan of Distribution."

(6) Represents allocated portion of 3,333 shares issuable upon exercise of Common Stock Purchase Warrants to purchase Common Stock at $4.8818 per share issued to finders in connection with the sale of the Company's 6% Convertible Debentures (Warrants covering the balance of 6,667 shares are not exercisable within 60 days of the date of this Prospectus).

(7) Represents allocated portion of 10,000 shares purchasable upon exercise of the Warrants issued to finders in connection with the sale of the Convertible Debentures.

(8) Represents shares of Common Stock issuable upon the exercise of immediately exercisable Common Stock Purchase Warrants to purchase Common Stock at $5.00 per share issued to a consultant.

(9)  Represents shares issued in exchange for public relations services.

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

(10) Includes (i) 6,437,000 shares owned of record by The Loreto F. Stewart & Robert L. Stewart Family Trust, a trust of which Robert L. Stewart is the sole trustee and (ii) 1,000,000 shares owned of record by GEO Co., Ltd., which is controlled by Robert L. Stewart through his equity ownership, and with respect to which Mr. Stewart shares voting and investment power. Mr. Stewart is Chairman of the Board of Directors and a controlling person of the Company. See "Risk Factors - Controlling Shareholder."

(11) Includes 1,302 shares of Common Stock issued to Mr. Stewart in payment of $10,609 in indebtedness owing to Mr. Stewart by the Company and options to purchase 65,250 shares of Common Stock, exercisable within 60 days.

(12) Includes 100,000 shares purchased in a private  transaction from the Loreto
     F. Stewart and Robert L. Stewart Family Trust, of which Robert L. Stewart is sole trustee.

(13) Includes 50,000 shares  purchased in a private  transaction from the Loreto
     F. Stewart and Robert L. Stewart Family Trust, of which Robert L. Stewart is sole trustee.

(14) Includes 30,000 shares  purchased in a private  transaction from the Loreto
     F. Stewart and Robert L. Stewart Family Trust, of which Robert L. Stewart is sole trustee.

(15) Includes 120,000 shares purchased in a private  transaction from the Loreto
     F. Stewart and Robert L. Stewart Family Trust, of which Robert L. Stewart is sole trustee.

(16) Represents 3,600 shares issued as a finder's fee in connection with a financing transaction.

(17) Represents 3,300 shares issued to Mr. Block as a finder's fee in connection with a financing transaction.

(18) Represents 18,900 shares issued to GFS, Inc. as a finder's fee in connection with a financing transaction.

                              PLAN OF DISTRIBUTION

             Pursuant  to  the  Registration   Rights   Agreement   executed  in
conjunction with the sale of the Company's 6% Convertible Debentures, the Company agreed to maintain the effectiveness of the registration statement of which this Prospectus is a part until the earlier of (i) the date that all of the Common Stock underlying the Convertible Debentures and related Warrants are sold pursuant to such registration statement or (ii) the date the holders thereof receive an opinion of counsel that all of such securities may be sold pursuant to Rule 144, or (iii) May 29, 2003.

             All shares registered hereby are offered by the Selling Security Holders. The Shares may be offered by the Selling Security Holders, in their discretion, from time to time, in ordinary brokerage transactions (which may include block transactions) on the Nasdaq SmallCap Market or otherwise, in negotiated transactions, through a combination of such methods, or otherwise, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Security Holders may effect such transactions by selling the Shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation, as to a particular broker-dealer might be in excess of customary commissions).

             The Selling Security Holders and any broker-dealers, agents, or underwriters that participate with the Selling Security Holders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

             The Company will not receive any proceeds from the sale of the Shares by the Selling Security Holders. The Company has agreed to bear all expenses of registration of the Shares (excluding fees and expenses of counsel to the Selling Security Holders). Any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with the sale of the Shares will be borne by the Selling Security Holders selling such Shares. In addition, the Company has agreed to indemnify the holders of the Convertible Debentures against certain losses, claims, damages sand liabilities, including liabilities under the Securities Act.

             Notwithstanding   the  registration  of  the  Shares,  the  Selling
Security Holders have no obligation to sell any portion or all of the Shares.

                                  LEGAL MATTERS

             The validity of the Shares offered hereby will be passed upon for the Company by Paul Rosier, of Phoenix, Arizona.

                                     EXPERTS

  The financial statements of ConSyGen, Inc. included in the Company's Annual Report on Form 10-K for the year ended May 31, 1998, and incorporated by reference in this Prospectus have been audited by Wolinetz, Gottlieb & Lafazan, P.C., independent accountants, as stated in their report appearing in such annual report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's ability to continue as a going concern because the Company has incurred substantial losses), and have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

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